Exhibit 99.1

LEGACY RESERVES LP ANNOUNCES ACQUISITIONS OF ASSETS IN THE TEXAS PANHANDLE

MIDLAND, Texas, September 8, 2008 -- (PRIMENEWSWIRE) -- Legacy Reserves LP (NASDAQ:LGCY) today announced it has entered into an agreement to purchase 100% of the membership interests of Pantwist, LLC from Cano Petroleum, Inc. (AMEX: CFW) for $42.7 million cash, subject to customary closing adjustments. Legacy is to acquire an estimated 453 Boe of daily production (72% oil and natural gas liquids), 3.1 MMBoe of proved reserves, 100% of which is proved developed producing.  The closing is expected to be October 1, 2008.

Legacy also closed the acquisition on August 29, 2008, of assets from Gryphon Production Company, LLC for approximately $13.0 million.  Legacy acquired an estimated115 Boe per day, of which 92% is oil and natural gas liquids (NGL’s).  Proved reserves acquired are estimated to be 1.6 MMBoe, of which 61% are classified as proved developed producing.  The balance of the proved reserves is associated with Legacy’s plans to reactivate up to 300 available wellbores.

Over 98% of the assets being purchased in these two transactions are operated and are located in Carson, Gray, Hutchinson and Moore counties in the Texas Panhandle near Legacy’s existing assets.  Cary Brown, Legacy’s Chairman and Chief Executive Officer commented, “These acquisitions demonstrate our commitment to the Panhandle of Texas as a second core area for Legacy Reserves.  The Panhandle fits our strategy to acquire long-lived reserves. We will now operate over 1,000 wells and own interests in approximately 1,500 non-operated wells.  Including the pending Pantwist acquisition, we will have acquired oil and gas properties aggregating approximately $209 million year to date, which is approaching the goal we set at the beginning of 2008.”

Related to the two acquisitions, Legacy entered into commodity swap transactions tabulated below, swapping fixed prices for floating prices with counterparties that are members of our bank group.  We utilized oil to hedge the NGL exposure in the acquired properties. For natural gas, we hedged on the ANR-Oklahoma index which represents the index on which the majority of our residue gas is sold after processing.   At the time of the trade, the differential to NYMEX Henry Hub was approximately $0.80 per MMBtu, thus equating to a Henry Hub price of $8.90 per MMBtu.

Year	Oil volumes (Bbls)	WTI Oil Price ($/Bbl)	Natural gas volumes (MMBtu)	Natural gas ANR-OK ($/MMBtu)
2008	-	$109.125	42,100	$8.10
2009	123,000	$109.125	243,100	$8.10
2010	115,700	$109.125	230,500	$8.10
2011	109,700	$109.125	218,700	$8.10
2012	104,600	$109.125	208,700	$8.10
Total	453,000	$109.125	943,100	$8.10

About Legacy Reserves LP

Legacy is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-continent regions of the United States.  Additional information is available at www.LegacyLP.com.

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP